EXHIBIT NO. 99.1

Contact:	Sitrick And Company Lew Phelps Tammy Taylor 310-788-2850

For Immediate Release

Krause’s Furniture, Inc. Files Under Chapter 11;
Company Has Arranged New Financing
And Plans to Fill All Customer Orders

Proposal Received to Purchase 57 Showrooms, Distribution Centers and Factory

     Brea, CA — July 20, 2001 —Krause’s Furniture, Inc. (AMEX: KFI), a manufacturer and retailer of custom-crafted furniture, and its subsidiaries (collectively, “the “Company”) today announced that they filed voluntary petitions under Chapter 11 of the Bankruptcy Code. The Company also announced that it has obtained a new debtor-in-possession (DIP) financing commitment from its primary lender and oral commitments from its key vendors to supply raw materials.

     With the new financing and commitments from key vendors to resume shipments of raw materials, the Company will be able to operate its factory and produce and ship existing as well as new orders.

     The Company has requested that the Bankruptcy Court authorize the new financing and that it approve continuation of pay to on-going employees without interruption, and that it be allowed to continue providing existing benefits for continuing employees, including health and dental insurance.

     The company expects to continue operations at 57 of its existing 89 showrooms that produced operating profits in fiscal year 2000 and plans to close 32 showrooms, which will conduct going-out-of-business sales for three to six weeks. The Company has already closed 11 under-performing showrooms this year. As a result of the new and previously announced closings, the Company will completely exit from the Portland, Chicago, Dallas, and Houston markets. It has previously announced closure of all of its showrooms in Colorado Springs, Ft. Lauderdale, and Atlanta. The showrooms that will be closed as well as other showrooms that have been closed had significant operating losses in fiscal 2000.

     The Company currently has 988 employees and plans to retain approximately 880 following anticipated closings of showrooms and distribution centers.

     The Chapter 11 petitions were filed Friday afternoon in the U.S. Bankruptcy Court for the Central District of California in Santa Ana. The case number for the parent company case is SA01-16357 JB. The assigned judge is the Honorable James N. Barr.

     In its court petition, the Company pointed to the current economic environment as the primary cause of its need to file under Chapter 11. The furniture industry is highly cyclical, and more affected by economic trends than most industries, the Company said in its filing.

     The Company has received a proposal from a group that includes current members of management, some current investors, as well as new investors who would form a new company to purchase 57 of the Company’s showrooms, the Company’s on-going distribution centers, the Company’s factory in Brea, as well as its contract division. The proposal includes provisions that the new company would purchase the existing inventory and raw materials, and would continue to employ all current employees at ongoing showrooms, distribution centers, and the factory.

     The debtor-in-possession financing obtained by the Company is designed to support operation of the 57 showrooms through September 30, 2001. If the sale of assets is not completed by that date, the Company anticipates that all of its showrooms would liquidate inventory and then cease operations. Nonetheless, the Company’s new financing has been arranged so that the Company will be able to fulfill all customer orders even if the showrooms cease operation.

     The new financing, the proposed purchase of assets by the new company and other arrangements outside the Company’s ordinary course of business are subject to the Bankruptcy Court’s approval. Under the procedures to be followed by the Company, it will invite other bids for the Company’s assets, with the assets being sold to the highest and best bidder.

     The Company anticipates that its common stock will most likely be de-listed from the American Stock Exchange because of the Chapter 11 filing and the Company’s inability to meet AMEX’s listing requirements.

     Krause’s Furniture is being advised by attorney Richard Neiter of Stutman, Treister & Glatt, Los Angeles, in bankruptcy matters, and by Bruce Conklin, Jr. of the management consulting firm, Kibel Green Issa Inc., Santa Monica, CA.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Any statements set forth above that are not historical in nature are forward-looking that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to obtain court approval for debtor-in-possession financing; the cost of such financing; the Bankruptcy Court’s approval of the Company’s plans for ongoing operating activities; the proposed purchase of the Company’s remaining showrooms as well as the Bankruptcy Court’s approval of any such purchase; the Company’s vendors willingness to supply raw materials; the impact relating to closing under-performing showrooms and liquidating inventory; the demand for and acceptance of the Company’s products; changes in the retail environment and the ability of the Company to execute its operating strategies; the success of planned marketing and promotional campaigns; and other risks identified in documents filed by the Company with the Securities and Exchange Commission.